Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Company Contact:	Robert B. McKnight, Jr. Chairman & CEO Bernard Mariette President Steven L. Brink Chief Financial Officer Quiksilver, Inc. (714) 889-2200

	Investor Relations:	Chad Jacobs/James Palczynski Integrated Corporate Relations (203) 682-8200

¯ Quiksilver Announces Planned Acquisition of the Rossignol Group ¯
¯ Accretive Combination Creates the Number One Outdoor Sports Lifestyle Company ¯

     Huntington Beach, California, March 22, 2005—Quiksilver, Inc. (NYSE: ZQK) announced an agreement in principle to acquire the Rossignol Group SA (SKIR.PA on Eurolist by Euronext), the world leader in winter sports. The Rossignol Group owns and operates a diversified portfolio of premier brands including Rossignol, Dynastar, Lange and Look in winter sports, as well as Cleveland Golf. The combination of Quiksilver and Rossignol will create the global leader in the outdoor sports lifestyle market. Quiksilver believes the acquisition will be accretive by between $0.04 and $0.06 to earnings per share in the current fiscal year.

     Headquartered in Voiron, France, the Rossignol Group achieved total sales of approximately $625 million for the twelve months ended September 30, 2004. The company’s broad product line includes skis, ski boots and bindings, snowboards, snowboard boots and bindings, and related apparel and accessories, as well as golf clubs and golf apparel and accessories. Quiksilver, Inc. reported revenues of $1.3 billion for its fiscal year ended October 31, 2004.

     Robert B. McKnight Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “Joining forces with Rossignol allows us to create the number one outdoor sports lifestyle company in the world. Just as Quiksilver is the leader in boardsports, Rossignol leads the winter sports market, and Cleveland is a powerful force in golf. Rossignol’s strong stable of brands is a perfect complement to our portfolio. Furthermore, we both share the same values, culture and philosophies, making this combination that much more compelling. Many opportunities lie ahead, and we look forward to capitalizing on the tremendous synergies that come from this partnership.”

     Bernard Mariette, President of Quiksilver, Inc., stated, “The alliance of our two companies is a natural development. We share the same passion for outdoor sports, and we have the same commitment to developing outstanding products for our customers around the world. Rossignol has a tremendous history in the mountains and continues as the number one company in alpine ski products. Its current position is based on the vision of one man, Laurent Boix-Vives. Rossignol has tremendous brands based on many seasons of product excellence and performance, and this planned strategic union will unlock tremendous opportunities for growth.”

     Laurent Boix-Vives, Chairman of the Board of Skis Rossignol SA, said, “I am happy to take this next step with Quiksilver. I have been intimately involved with the Rossignol Group for fifty years, and this combination offers a bright future and prospects for growth and development wholly consistent with the group’s past achievements and strategy, to which clients and employees alike are sensitive. I see in Quiksilver a corporate culture and commitment to sports and entertainment that are Rossignol’s priorities since the very beginning. Quiksilver has chosen France for its European headquarters, and I have known and had an excellent relationship with Bernard Mariette, Quiksilver’s President, for a very long time. My endeavors with the Quiksilver-Rossignol group are such that there cannot be a better transaction that would guarantee the longevity of the group that I have built. Finally, the offer is excellent for all Rossignol shareholders from a financial point of view.”

     Mr. McKnight concluded, “Over the years we have successfully evolved from a surf brand to the premier boardsports company. This alliance marks the next stage in our evolution as we together become the world’s leading outdoor sports lifestyle company. Our team is energized and motivated, our future is bright and we move forward with a powerful portfolio of brands and significant prospects for growth.”

     Quiksilver will purchase a majority holding of the Rossignol Group controlled by Mr. Boix-Vives and launch a public tender offer for the minority shares at $25.50 per share (€19.00 per share), which equates to a purchase price of approximately $320 million for 100% of the shares. The purchase of the majority holding will be paid for with approximately 30% in shares of Quiksilver, Inc. and 70% in cash, a portion of which will be deferred, while the minority holding will be purchased for 100% cash. Mr. Boix-Vives will have a key advisory role with both Quiksilver, Inc. and Cleveland Golf. Additionally and separately, the Boix-Vives family will retain a portion of its direct ownership, an approximate 35% interest, in Cleveland Golf for at least 4.5 years. The acquisition is subject to customary regulatory approvals in France and elsewhere, and has been submitted to the workers council for review. The transaction is expected to close during Quiksilver’s third quarter.

     CALYON, Paris, a division of Credit Agricole, is acting as exclusive financial advisor to Quiksilver, Inc., and JPMorgan has committed to finance the transaction.

     Quiksilver announced that the Company’s conference call to review the acquisition will be broadcast live over the Internet on Tuesday, March 22, 2005 at 8:30 a.m. Eastern Time. The broadcast will be hosted at www.quiksilver.com/investor and at www.viavid.net. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle–driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

     Quiksilver’s primary focus is apparel, footwear and related accessories for young men and young women under the Quiksilver, Roxy, DC Shoes, Raisins, Radio Fiji and Island Soul labels. Quiksilver also manufactures apparel, footwear and related accessories for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu, DC Shoes, Roxy and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops, skate shops and other specialty stores that provide an authentic retail experience for our customers.

About the Rossignol Group:

     The Rossignol Group is the world’s leading manufacturer of wintersports equipment. It offers a full range of products for all disciplines (alpine, nordic, snowboard) and all product families (skis, bindings, boots, poles, and boards) under the brand names Rossignol, Dynastar, Lange, Look, Kerma, Hammer and Risport. Additionally, the Rossignol Group designs, manufactures, and markets golf products under the Cleveland Golf brand name. The Rossignol Group’s product range also includes apparel and accessories. For more information, please visit the Company’s website at www.rossignol.com.

Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at http://www.quiksilver.com,
http://www.roxy.com, http://www.dcshoecousa.com, http://www.fidragolf.com, http://www.quiksilveredition.com and
http://www.hawkclothing.com